SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  May 2, 2005

                               CANEUM, INC.
            (Exact Name of Registrant as Specified in Charter)


     NEVADA                        000-30874           33-0916900
(State or Other Jurisdiction       (Commission         (IRS Employer
of Incorporation)                  File Number)        Identification No.)


170 Newport Center Drive, Suite 220, Newport Beach, CA     92660
(Address of Principal Executive Offices)                   (Zip Code)

Registrant's telephone number, including area code:  (949) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ]  Written communications pursuant to Rule 425 under the Securities Act

     [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Election of Directors

     On April 29, 2005, Douglas Wadkins tendered his resignation as a director of Caneum. Mr. Wadkins had also served on our Audit and Compensation Committees and had chaired the Compensation Committee. Of the total options granted to Mr. Wadkins for service as a director

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and serving on and chairing a committee, 12,500 lapsed as a result of his resignation. Contemporaneous with his resignation from the board, Mr. Wadkins was appointed to our Advisory Board. As a result of such appointment, we granted to him five-year options to purchase 37,500 shares of our common stock. The options will vest at the rate of 1/12th per quarter over three years beginning May 2, 2005. The exercise price of the options is $1.488 per share.

     On May 2, 2005, Luan Dang, a member of our Advisory Board, was appointed as a director to serve for the unexpired term of Mr. Wadkins.
Mr. Dang was also appointed to our Audit and Compensation Committees and was selected to chair the Compensation Committee. For accepting appointment as an outside director and for his appointment to the committees and for chairing a committee, Mr. Dang received five-year options to purchase 50,000 shares of our common stock. The options will vest as to 25% of the options every three months, starting May 2, 2005.
The exercise price of the options is $1.488 per share. As a result of this appointment, Mr. Dang resigned from our Advisory Board. Of the total options granted to Mr. Dang for service on our Advisory Board, 18,750 lapsed as a result of his resignation.

     Mr. Dang was a director of engineering for Cisco Systems from November 2000 until February 2005, overseeing the development of VoIP products and strategies and the next generation SIP call control. From February 1999 until November 2000 he co-founded and was employed by Vovida Networks, a software development firm for VoIP, as CTO and senior vice-president. From 1999 to 2002, Mr. Dang served as a member of the Technical Advisory Council for the International Softswitch Consortium, which has become the International Packet Communications Consortium. In addition to filing two telephony patents for voice-over-IP in 1999 and caller IP in 1998, he holds a patent on display screen management apparatus in 1997. Mr. Dang received his Bachelor of Science degree in computer science from the University of California at San Diego in 1992. He received his Masters of Science degree in computer science from Stanford University in 1996. Mr. Dang has been an honored speaker at national and international conferences in the telecom industry, including acting as Chairman of the Media Gateway Control 2000 Conference in La Defense, France. Mr. Dang is also a director of Trycera Financial, Inc., a reporting company with the SEC. He is also an advisor to Trymetris Capital Management LLC, a private investment fund and
shareholder of our company.   Mr. Jason Daggett, another shareholder of our
company, and Alan S. Knitowski, our Chairman, are the managing members of the limited liability company which manages this fund. Mr. Dang is 33 years old.

     At May 5, 2005, Caneum had a total of 4,417,326 shares outstanding.
Mr. Dang beneficially owned 223,750 shares of our common stock, or 5.04% of the total outstanding shares at May 5, 2005. Of the total shares beneficially owned by him, 95,000 were held by him as trustee of a children's trust for Alan Knitowski, our Chairman. As to these shares, Mr. Dang has voting rights but has no pecuniary interest. Mr. Dang also holds options to purchase 18,750 shares, which options are either currently exercisable or will be exercisable within sixty days of the date of this report. The shares underlying these options are included in the number of shares beneficially owned by Mr. Dang and are treated as outstanding for purposes of determining the percentage interest he holds in the outstanding shares.

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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Caneum, Inc.

Date:  May 6, 2005                 By /s/ Gary Allhusen
                                      Gary Allhusen, Executive Vice-President